NEWS RELEASE

February 10, 2005
FOR IMMEDIATE RELEASE
CONTACT:  Andy L. Nemeth

                            PATRICK INDUSTRIES, INC.
                   REPORTS FOURTH QUARTER AND YEAR-END RESULTS

     Elkhart, Indiana - - - - - - - Paul E. Hassler, President and Chief Executive Officer, today announced sales and operating results for the fourth quarter and year ended December 31, 2004. Net sales increased $10,781,000, or 16.3%, from $66,180,000 in the fourth quarter of 2003 to $76,961,000 in the fourth quarter of 2004. Year to date net sales increased $26,873,000, or 9.8%, from $274,682,000 in the twelve months ending December 31, 2003 to $301,555,000 in the same period in 2004. The Company reported a net loss of $99,000, or $.02 per share, for the fourth quarter of 2004 compared to net income of $592,000, or $.13 per share, in the same period in 2003. For the year ended December 31, 2004 the Company reported net income of $601,000, or $.13 per share, compared to a net loss in 2003 of $55,000, or $.01 per share.

     Year end results for 2004 include a $450,000, or $.06 net of tax, charge to operations for bad debts related to one customer and gains of approximately $546,000, or $.07 net of tax, related to life insurance proceeds and sale of buildings. Comparatively, the fourth quarter and twelve month period ended December 31, 2003 included pre-tax positive adjustments of approximately $1.2 million, or $.16 per share net of tax, related to gains on disposal of a building, sale of equipment as a result of a plant closing, and increases to cash surrender value of life insurance policies.

     The Manufactured Housing industry, which represents 41% of the Company's sales for 2004, experienced its first quarterly increase in shipments since the fourth quarter of 2001 with an approximate 9.1% increase in the fourth quarter of 2004. Year to year shipments in this industry were comparable to those in 2003. The Recreational Vehicle industry, which represents approximately 31% of the Company's sales in 2004, continued on its strong pace with shipment increases of approximately 15% through November, 2004 compared to those posted in 2003, which was a near record year. The Industrial and Other markets, which represent 28% of the Company's sales in 2004, continued to show improvement with sales increasing approximately 11% over the 2003 levels.

     Mr. Hassler said, "We are encouraged by our twelve month operating results especially in light of the difficult conditions in the Manufactured Housing and Furniture industries. While the Company's restructuring efforts contributed to increased profitability in 2004, significant competitive pricing pressures and late shipments of imported materials resulted in decreased margins in the fourth quarter. The Company has remained diligent in its efforts to intensify its focus into the three primary markets that it serves through infrastructure modifications which are nearly complete. Our capital expenditure projects are proceeding according to plan and our overall costs have remained aligned with revenues. Our efforts to increase operating efficiencies, gain market share, and improve bottom line results remain the top priority."

     Patrick Industries, Inc. is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, and Industrial markets, and operates coast to coast in thirteen states.

                                      # # #

                                        PATRICK INDUSTRIES, INC.
                                      UNAUDITED FINANCIAL HIGHLIGHTS


    INCOME STATEMENT
    ----------------
                                             THREE MONTHS ENDED             TWELVE MONTHS ENDED
                                                 DECEMBER 31                    DECEMBER 31
                                           2004             2003            2004            2003
                                           ----             ----            ----            ----

Net sales                             $  76,961,000    $  66,180,000   $ 301,555,000   $ 274,682,000
Cost of goods sold                       68,625,000       58,539,000     265,675,000     242,499,000
Warehouse and delivery expenses           3,501,000        3,323,000      13,719,000      12,916,000
Selling, general, and
  administrative expenses                 4,826,000        3,219,000      20,489,000      18,442,000
Restructuring charges                         - - -            - - -           - - -         235,000
Interest expense, net                       184,000          119,000         671,000         680,000
                                      -------------    -------------   -------------   -------------
  Income (loss) before income taxes        (175,000)         980,000       1,001,000         (90,000)
Income taxes (credit)                       (76,000)         388,000         400,000         (35,000)
                                      -------------    -------------   -------------   -------------

    NET INCOME (LOSS)                 $     (99,000)   $     592,000   $     601,000   $     (55,000)
                                      =============    =============   =============   =============

INCOME (LOSS) PER COMMON SHARE        $        (.02)   $         .13   $         .13   $        (.01)
                                      =============    =============   =============   =============

Weighted average shares outstanding       4,744,900        4,616,886       4,703,671       4,600,746






    BALANCE SHEET
    -------------
                                                      DECEMBER 31
                                                   2004          2003
                                                   ----           ----

CURRENT ASSETS
  Cash and cash equivalents                    $    83,000   $ 7,077,000
  Trade receivables, net                        16,720,000    14,241,000
  Inventories                                   34,344,000    23,042,000
  Prepaid expenses                                 951,000       914,000
  Deferred tax assets                            1,658,000     1,954,000
                                               -----------   -----------
    Total current assets                        53,756,000    47,228,000
                                               -----------   -----------

PROPERTY AND EQUIPMENT, NET                     35,643,000    30,693,000
                                               -----------   -----------

OTHER ASSETS                                     2,976,000     3,221,000
                                               -----------   -----------

    TOTAL ASSETS                               $92,375,000   $81,142,000
                                               ===========   ===========


CURRENT LIABILITIES
  Current maturities of long-term debt         $ 3,671,000   $ 3,671,000
  Short-term borrowings                          7,300,000         - - -
  Accounts payable and accrued liabilities      13,886,000     7,909,000
  Income taxes payable                             129,000        13,000
                                               -----------   -----------
    Total current liabilities                   24,986,000    11,593,000
                                               -----------   -----------

LONG-TERM DEBT, LESS CURRENT MATURITIES          4,100,000     7,771,000
                                               -----------   -----------

DEFERRED LIABILITIES                             2,549,000     2,530,000
                                               -----------   -----------

SHAREHOLDERS' EQUITY                            60,740,000    59,248,000
                                               -----------   -----------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $92,375,000   $81,142,000
                                               ===========   ===========